Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S FIRST QUARTER 2016 REVENUES INCREASED

10 PERCENT TO $5.5 BILLION AND ADJUSTED EARNINGS PER

SHARE (EPS) INCREASED 17 PERCENT TO $2.90

First Quarter 2016 GAAP EPS Were $2.50

2016 Total Revenues and Adjusted EPS Guidance

Increased to $22.2-$22.6 Billion and $10.85-$11.20, Respectively

THOUSAND OAKS, Calif. (April 28, 2016) – Amgen (NASDAQ:AMGN) today announced financial results for the first quarter of 2016. Key results include:

•

Total revenues increased 10 percent versus the first quarter of 2015 to $5,527 million, with 7 percent product sales growth driven by Enbrel® (etanercept), Prolia® (denosumab), Aranesp® (darbepoetin alfa), Neulasta® (pegfilgrastim), Kyprolis® (carfilzomib) and XGEVA® (denosumab).

•	Adjusted EPS grew 17 percent versus the first quarter of 2015 to $2.90 driven by higher revenues and higher operating margins.

•	Adjusted operating income increased 17 percent to $2,859 million and adjusted operating margin improved by 4.4 percentage points to 54.6 percent.

•	GAAP EPS were $2.50 compared to $2.11 and GAAP operating income was $2,402 million compared to $2,022 million.

•	Free cash flow was $1.8 billion compared to $1.4 billion in the first quarter of 2015 driven by higher revenues and higher operating income.

“We are off to a strong start in 2016 delivering results for the year and laying groundwork for our long-term growth with innovative new product launches globally,” said Robert A. Bradway, chairman and chief executive officer.

$Millions, except EPS and percentages	Q1’16	Q1’15	YOY Δ
Total Revenues	$5,527	$5,033	10%
Adjusted Operating Income	$2,859	$2,449	17%
Adjusted Net Income	$2,203	$1,911	15%
Adjusted EPS	$2.90	$2.48	17%

GAAP Operating Income	$2,402	$2,022	19%
GAAP Net Income	$1,900	$1,623	17%
GAAP EPS	$2.50	$2.11	18%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” and to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

Product Sales Performance

•	Total product sales increased 7 percent for the first quarter of 2016 versus the first quarter of 2015. The increase was driven by ENBREL, Prolia, Aranesp, Neulasta, Kyprolis and XGEVA.

•	ENBREL sales increased 24 percent driven by net selling price and declining inventory levels in the prior year period, offset partially by the impact of competition.

•	Neulasta sales increased 4 percent driven by both higher unit demand and net selling price in the United States (U.S.).

•

Aranesp sales increased 11 percent. Unit demand grew due to a shift by some U.S. dialysis customers from EPOGEN® (epoetin alfa) to Aranesp. Unit demand growth was offset partially by unfavorable changes in net selling price.

•	XGEVA sales increased 11 percent driven by higher unit demand.

•	Sensipar/Mimpara® (cinacalcet) sales increased 10 percent driven by net selling price and higher unit demand, offset partially by unfavorable changes in inventory levels.

•	Prolia sales increased 29 percent driven by higher unit demand.

•	EPOGEN sales decreased 44 percent driven by the impact of competition and, to a lesser extent, a shift by some U.S. dialysis customers to Aranesp.

•	NEUPOGEN® (filgrastim) sales decreased 13 percent driven by the impact of competition in the U.S.

•	Kyprolis sales increased 43 percent driven by higher unit demand.

•	Vectibix® (panitumumab) sales increased 18 percent driven by higher unit demand.

•	Nplate® (romiplostim) sales increased 12 percent driven by higher unit demand.

•	BLINCYTO® (blinatumomab) sales increased 80 percent driven by higher unit demand.

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q1’16			Q1’15	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL

Enbrel®	$1,326	$59	$1,385	$1,116	24%
Neulasta®	996	187	1,183	1,134	4%
Aranesp®	261	271	532	480	11%
XGEVA®	271	107	378	340	11%
Sensipar® / Mimpara®	278	89	367	334	10%
Prolia®	221	131	352	272	29%
EPOGEN®	300	0	300	534	(44%)
NEUPOGEN®	150	63	213	246	(13%)
Kyprolis®	129	25	154	108	43%
Vectibix®	56	88	144	122	18%
Nplate®	86	55	141	126	12%
BLINCYTO®	21	6	27	15	80%
Repatha®	14	2	16	0	*
Other**	10	37	47	47	0%

Total product sales	$4,119	$1,120	$5,239	$4,874	7%

*	Not meaningful
**	Other includes MN Pharma, Bergamo, IMLYGICTM and Corlanor®

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

Operating Expense, Operating Margin and Tax Rate Analysis, on an Adjusted Basis

•	Cost of Sales margin improved by 1.6 percentage points driven by manufacturing efficiencies, higher net selling price and lower royalties.

•	Research & Development (R&D) expenses were flat.

•	Selling, General & Administrative (SG&A) expenses increased 11 percent driven by investments in new product launches.

•	Operating Expenses increased 3 percent, with all expense categories reflecting savings from our transformation and process improvement efforts.

•	Operating Margin improved by 4.4 percentage points to 54.6 percent.

•

Tax Rate increased 1.9 percentage points due to changes in the geographic mix of earnings and the prior year benefit of a state tax audit settlement, offset partially by the benefit in the first quarter of 2016 of adopting the new Accounting Standard Update 2016-09, Improvements to Employee Share-Based Payment Accounting.

$Millions, except percentages
On an Adjusted Basis	Q1’16	Q1’15	YOY Δ

Cost of Sales*	$707	$735	(4%)
% of sales	13.5%	15.1%	(1.6	) pts.
Research & Development	$858	$856	0%
% of sales	16.4%	17.6%	(1.2	) pts.
Selling, General & Administrative	$1,103	$993	11%
% of sales	21.1%	20.4%	0.7	pts.
TOTAL Operating Expenses	$2,668	$2,584	3%
Operating Margin operating income as a % of sales	54.6%	50.2%	4.4	pts.
Tax Rate*	18.9%	17.0%	1.9	pts.
pts: percentage points

*	Impact of Puerto Rico excise tax is included in Cost of Sales and Tax Rate. Excluding Puerto Rico excise tax, Cost of Sales would be 1.7 pts. and 1.9 pts. lower for 2016 and 2015, respectively; and the Tax Rate would be 2.4 pts. and 2.8 pts. higher for 2016 and 2015, respectively.

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

Cash Flow and Balance Sheet

•	The Company generated $1.8 billion of free cash flow in the first quarter of 2016 versus $1.4 billion in the first quarter of 2015 driven by higher revenues and higher operating income.

•	The Company’s second quarter 2016 dividend of $1.00 per share declared on March 2, 2016, will be paid on June 8, 2016, to all stockholders of record as of May 17, 2016.

•

During the first quarter, the Company repurchased 4.7 million shares of common stock at a total cost of $690 million. At the end of the first quarter, the Company had $4.2 billion remaining under its stock repurchase authorization.

$Billions, except shares	Q1’16	Q1’15	YOY Δ
Operating Cash Flow	$1.9	$1.5	$0.4
Capital Expenditures	0.2	0.1	0.0
Free Cash Flow	1.8	1.4	0.4
Dividends Paid	0.8	0.6	0.2
Share Repurchase	0.7	0.5	0.2
Avg. Diluted Shares (millions)	760	770	(10)

Cash and Investments	34.7	27.1	7.6
Debt Outstanding	34.3	30.2	4.1
Stockholders’ Equity	28.7	26.5	2.2

Note: Numbers may not add due to rounding

2016 Guidance

For the full year 2016, the Company now expects:

•

Total revenues in the range of $22.2 billion to $22.6 billion and adjusted EPS in the range of $10.85 to $11.20. Previously, the Company expected total revenues in the range of $22.0 billion to $22.5 billion and adjusted EPS in the range of $10.60 to $11.00.

•	Adjusted tax rate in the range of 19 percent to 20 percent.

•	Capital expenditures to be approximately $700 million.

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

First Quarter Product and Pipeline Update

Key 2016 development milestones:

Clinical Program	Indication	Milestone
Repatha® (evolocumab)	Hyperlipidemia	Phase 3 coronary imaging data expected H2 Phase 3 CV outcomes data expected H2*
Kyprolis	Relapsed multiple myeloma	EU regulatory review (ENDEAVOR)
Parsabiv™ (etelcalcetide)†	Secondary hyperparathyroidism	Global regulatory reviews
XGEVA	Prevention of SREs in multiple myeloma	Phase 3 data expected H2*
AMG 334	Migraine Prophylaxis	Phase 2b chronic migraine data expected mid-year Phase 3 episodic migraine data expected H2
ABP 215 (biosimilar bevacizumab)	Oncology	Global regulatory submissions expected
ABP 501 (biosimilar adalimumab)	Inflammatory diseases	Global regulatory reviews
ABP 980 (biosimilar trastuzumab)	Breast Cancer	Phase 3 data expected H2

*	Event driven study;
†	Trade name provisionally approved by FDA;
CV	= cardiovascular

The Company provided the following updates on selected product and pipeline programs:

Repatha

•

In February, a Phase 3 study evaluating Repatha in patients with high cholesterol who cannot tolerate statins met the co-primary endpoints: the mean percent reductions from baseline in low-density lipoprotein cholesterol (LDL-C) at weeks 22 and 24, and the percent reduction from baseline in LDL-C at week 24.

BLINCYTO

•

In March, a supplemental Biologics License Application (sBLA) was submitted to the U.S. Food and Drug Administration (FDA) for the treatment of pediatric and adolescent patients with Philadelphia chromosome-negative relapsed or refractory B-cell precursor acute lymphoblastic leukemia (ALL).

•

In February, a Phase 3 open-label study evaluating the efficacy of BLINCYTO versus standard of care in adult patients with Philadelphia chromosome-negative relapsed or refractory B-cell precursor ALL met the primary endpoint of improved overall survival at a prespecified interim analysis.

IMLYGIC™ (talimogene laherparepvec)

•	In February, enrollment initiated for a Phase 3 study evaluating IMLYGIC in combination with KEYTRUDA® (pembrolizumab) in patients with unresectable metastatic melanoma.

XGEVA

•

In March, enrollment completed for a Phase 3 event-driven study evaluating XGEVA compared with zoledronic acid for the prevention of skeletal-related events in patients with newly diagnosed multiple myeloma. Data from the study are expected in H2 2016.

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

ENBREL

•	In March, an sBLA for the treatment of pediatric patients with chronic severe plaque psoriasis was accepted for review by FDA.

Romosozumab

•	In March, a Phase 3 study evaluating romosozumab in men with osteoporosis met the primary endpoint by increasing bone mineral density at the lumbar spine at 12 months.

•

In February, a Phase 3 study evaluating romosozumab in postmenopausal women with osteoporosis met the co-primary endpoints by reducing the incidence of new vertebral fracture through months 12 and 24. The study also met a secondary endpoint by reducing the incidence of clinical fractures through 12 months.

AMG 334

•	Data from a Phase 2b study in patients with chronic migraine are expected mid-year 2016.

•	Data from two Phase 3 studies in patients with episodic migraine are expected in H2 2016.

Romosozumab is developed in collaboration with UCB globally, as well as Astellas in Japan

AMG 334 is developed in collaboration with Novartis

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the first quarters of 2016 and 2015 in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on an adjusted (or non-GAAP) basis. In addition, management has presented its full year 2016 EPS and tax rate guidance in accordance with GAAP and on an adjusted (or non-GAAP) basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the first quarters of 2016 and 2015. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s core business activities by facilitating comparisons of results of core business operations among current, past and future periods. In addition, the Company believes that excluding the non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to acquire other companies or products and to integrate the operations of companies we have acquired may not be successful. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all. We are increasingly dependent on information technology systems, infrastructure and data security. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

Amgen Inc.

Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended March 31,
	2016	2015
Revenues:
Product sales	$5,239	$4,874
Other revenues	288	159

Total revenues	5,527	5,033

Operating expenses:
Cost of sales	1,018	1,033
Research and development	872	894
Selling, general and administrative	1,203	1,026
Other	32	58

Total operating expenses	3,125	3,011

Operating income	2,402	2,022
Interest expense, net	294	252
Interest and other income, net	150	106

Income before income taxes	2,258	1,876
Provision for income taxes	358	253

Net income	$1,900	$1,623

Earnings per share:
Basic	$2.52	$2.13
Diluted	$2.50	$2.11
Weighted average shares used in calculation of earnings per share:
Basic	753	761
Diluted	760	770

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

Amgen Inc.

Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash, cash equivalents and marketable securities	$34,740	$31,382
Trade receivables, net	3,078	2,995
Inventories	2,572	2,435
Other current assets	1,816	1,703

Total current assets	42,206	38,515
Property, plant and equipment, net	4,885	4,907
Intangible assets, net	11,448	11,641
Goodwill	14,804	14,787
Other assets	1,773	1,599

Total assets	$75,116	$71,449

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,276	$6,417
Current portion of long-term debt	2,247	2,247

Total current liabilities	8,523	8,664
Long-term debt	32,060	29,182
Long-term deferred tax liability	2,202	2,239
Other noncurrent liabilities	3,649	3,281
Stockholders’ equity	28,682	28,083

Total liabilities and stockholders’ equity	$75,116	$71,449

Shares outstanding	751	754

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to

$2.90

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions)

(Unaudited)

	Three months ended March 31,
	2016	2015
GAAP cost of sales	$1,018	$1,033
Adjustments to cost of sales:
Acquisition-related expenses (a)	(311)	(284)
Certain net charges pursuant to our restructuring initiative	—	(14)

Total adjustments to cost of sales	(311)	(298)

Adjusted cost of sales	$707	$735

GAAP research and development expenses	$872	$894
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(19)	(21)
Certain net charges pursuant to our restructuring initiative	5	(17)

Total adjustments to research and development expenses	(14)	(38)

Adjusted research and development expenses	$858	$856

GAAP selling, general and administrative expenses	$1,203	$1,026
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(101)	(29)
Certain net charges pursuant to our restructuring initiative	1	(4)

Total adjustments to selling, general and administrative expenses	(100)	(33)

Adjusted selling, general and administrative expenses	$1,103	$993

GAAP operating expenses	$3,125	$3,011
Adjustments to operating expenses:
Adjustments to cost of sales	(311)	(298)
Adjustments to research and development expenses	(14)	(38)
Adjustments to selling, general and administrative expenses	(100)	(33)
Certain net charges pursuant to our restructuring initiative (c)	(2)	(57)
Expense related to a legal proceeding	(27)	—
Other	(3)	(1)

Total adjustments to operating expenses	(457)	(427)

Adjusted operating expenses	$2,668	$2,584

GAAP operating income	$2,402	$2,022
Adjustments to operating expenses	457	427

Adjusted operating income	$2,859	$2,449

GAAP income before income taxes	$2,258	$1,876
Adjustments to operating expenses	457	427

Adjusted income before income taxes	$2,715	$2,303

GAAP provision for income taxes	$358	$253
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	139	139
Other income tax adjustments (e)	15	—

Total adjustments to provision for income taxes	154	139

Adjusted provision for income taxes	$512	$392

GAAP net income	$1,900	$1,623
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect of the above adjustments	318	288
Other income tax adjustments (e)	(15)	—

Total adjustments to net income	303	288

Adjusted net income	$2,203	$1,911

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and Adjusted diluted EPS.

	Three months ended March 31, 2016		Three months ended March 31, 2015
	GAAP	Adjusted	GAAP	Adjusted
Net income	$1,900	$2,203	$1,623	$1,911
Weighted-average shares for diluted EPS	760	760	770	770

Diluted EPS	$2.50	$2.90	$2.11	$2.48

(a)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.
(b)

The 2016 adjustments related primarily to a $73-million charge resulting from the reacquisition of Prolia®, XGEVA® and Vectibix® license agreements in certain markets from Glaxo Group Limited, as well as non-cash amortization of intangible assets acquired in business combinations. The 2015 adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.

(c)	The 2015 adjustments related primarily to severance expenses.
(d)	The tax effect of the adjustments between our GAAP and Adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months ended March 31, 2016 and 2015, were 30.4% and 32.6%, respectively.
(e)	The adjustments related to certain prior period items excluded from adjusted earnings.

Reconciliations of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended
	March 31,
	2016	2015
Operating Cash Flow	$1,915	$1,482	(a)
Capital Expenditures	(156)	(118)

Free Cash Flow	$1,759	$1,364

(a)	Restated to include $153 million, which was previously included in cash flows from financing activities, as a result of the adoption of Accounting Standard Update 2016-09.

First Quarter 2016 Revenues Increased 10 Percent to $5.5 Billion and Adjusted Earnings Per Share Increased 17 Percent to $2.90

Amgen Inc.

Reconciliation of GAAP EPS Guidance to Adjusted

EPS Guidance for the Year Ending December 31, 2016

(Unaudited)

			2016
GAAP diluted EPS guidance			$9.34	-	$9.74
Known adjustments to arrive at Adjusted earnings*:
Acquisition-related expenses	(a	)		1.37
Restructuring charges			0.09	-	0.14
Legal proceeding charge				0.02
Tax adjustments	(b	)		(0.02)

Adjusted diluted EPS guidance			$10.85	-	$11.20

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.68 to $0.70 per share, in the aggregate.
(a)	The adjustments relate primarily to non-cash amortization of intangible assets acquired in prior year business combinations.
(b)	The adjustments relate to certain prior period items excluded from adjusted earnings.

Reconciliation of GAAP Tax Rate Guidance to Adjusted

Tax Rate Guidance for the Year Ending December 31, 2016

(Unaudited)

	2016
GAAP tax rate guidance	16.5%	-	17.5%
Tax rate effect of known adjustments discussed above		2.5%

Adjusted tax rate guidance	19.0%	-	20.0%